EXHIBIT 21.01

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                       ALLIANCE SEMICONDUCTOR CORPORATION
                           SUBSIDIARIES OF REGISTRANT

Name of Subsidiary of Alliance           Jurisdiction or State of
Semiconductor Corporation                      Incorporation
---------------------------------------  --------------------------
Nimbus Technology, Inc.                         California

Alliance Semiconductor International          Cayman Islands
Corporation

Alliance Semiconductor International             Delaware
Corporation

Alliance Semiconductor (India)                     India
Private Limited

Alliance Venture Management, LLC                California

Alliance Ventures I, LP                         California

Alliance Ventures II, LP                        California

Alliance Ventures III, LP                       California

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